OMRIX Biopharmaceuticals Announces Departure of Chief Financial Officer

New York, NY, April 5, 2007 — OMRIX Biopharmaceuticals, Inc. (“OMRIX” or the “Company”) (NASDAQ: OMRI), a fully-integrated biopharmaceutical company that develops and markets protein-based biosurgery and passive immunotherapy products, announced today the resignation of Michael Burshtine, the Company’s Executive Vice President and Chief Financial Officer (CFO). To assist with the transition, Mr. Burshtine will remain with the Company until August 31, 2007 and continue to serve as CFO and be responsible for, among other duties, the Company’s financial reporting obligations until such duties are transitioned to his successor. The Company has actively engaged in a search for Mr. Burshtine’s successor.

“On behalf of OMRIX, I thank Mike for his invaluable contributions to OMRIX’ growth, success and establishment as a public company. We will miss his leadership and counsel and wish him well in his future endeavors. In the interim, we are grateful that Mike will remain with the Company while we conduct a search for his successor,” stated Robert Taub, President and Chief Executive Officer of OMRIX Biopharmaceuticals, Inc. “The OMRIX Management Team and Board of Directors will work diligently to facilitate and ensure a seamless transition and remains committed to assembling a leadership team that can continue OMRIX’ track record of success.”

About OMRIX Biopharmaceuticals, Inc.

OMRIX Biopharmaceuticals is a fully-integrated biopharmaceutical company developing and marketing protein-based biosurgery and passive immunotherapy products. OMRIX’ biosurgery product line includes products and product candidates are used for the control of bleeding, or hemostasis, and other surgical applications. OMRIX’ novel Fibrin Patch, a biological-device convergence product candidate, addresses an unmet medical need. The Company’s passive immunotherapy product line includes antibody-rich products and product candidates for the treatment of immune deficiencies, infectious diseases and potential bio-defense applications. For more information, please visit: www.omrix.com.

Safe Harbor Statement

This press release contains forward-looking statements. Forward-looking statements provide the company’s current expectations or forecasts of future events. Forward-looking statements include statements about the Company’s expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. The company’s actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in the company’s filings with the SEC, including sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s Form 10-K as filed with the Securities and Exchange Commission on March 13, 2007 and the company’s most recent quarterly reports on Form 10-Q and its current reports on Form 8-K. Unless required by law, the company undertakes no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this press release.

Contact:

Francesca M. DeMartino
Director, Investor Relations
OMRIX Biopharmaceuticals, Inc.
(212) 887-6510; francesca.demartino@omrix.com